UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 14, 2011

ECOLOGY COATINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-91436	26-0014658
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(State or other jurisdiction incorporation)	(Commission File Number)	(IRS Employer or Identification No.)

2701 Cambridge Court, Suite 100
Auburn Hills, MI  48326
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(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  248-370-9900

(Former Name or Former Address, if Changed Since Last Report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 14, 2011, we issued a promissory note to John M Salpietra (“Salpietra”) in the principal amount of One Hundred Twenty Thousand Dollars ($120,000) bearing interest at four and seventy-five hundredths percent (4.75%) per annum.  The note is payable in full on August 18, 2011.  The note is secured by all of our patents, formulas, contract rights and intellectual property currently owned or hereafter acquired.  Salpietra, at its option, may demand payment of all amounts owed under the note within fifteen (15) days following our completion of either (i) an underwritten public offering of its securities or (ii) a private offering exempt from registration under Section 4(2) of the Securities Act of 1933, as amended which results in proceeds, net of underwriting discounts and commissions, in excess of One Million Dollars ($1,000,000) (“New Offering”). The amounts due under the note may also be accelerated upon an event of default or converted into common shares upon our completion of a New Offering.  The note is convertible into shares of our common stock on a post-split basis at a per share price of $.06 per share.

Mr. Salpietra is also the holder of a $600,000 promissory note issued by us on May 11, 2010.  Additional information concerning our $600,000 promissory note issued to Mr. Salpietra is contained in our Current Reports filed with the Commission on May 17, 2010, October 18, 2010, December 8, 2010 and January 24, 2011 and are incorporated herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

10.91	Promissory Note dated February 10, 2011 in favor of John M. Salpietra

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLOGY COATINGS, INC.

DATE: February 14, 2011	By: /s/ Daniel V. Iannotti
Daniel V. Iannotti
VP, General Counsel & Secretary